EXHIBIT 5.1

[Letter head of Cleary Gottlieb Steen & Hamilton LLP]

August 2, 2006

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

MS Structured Asset Corp.

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

We have acted as special counsel to MS Structured Asset Corp. (the “Depositor”) in connection with the formation of Structured Asset Trust Unit Repackagings (“SATURNS”) Trust No. 2006-2 (the “Trust”), the issuance by the Trust of $25,510,000 principal amount of Units and the offer and sale of the Units by the Underwriter. The Class Units are offered pursuant to a registration statement on Form S-3 (No. 333-101155). Such registration statement, as amended as of its most recent effective date determined pursuant to Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated May 31, 2006, as first filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated July 20, 2006, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated August 2, 2006, as first filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement, together with the free writing prospectus attached as Exhibit A, are herein called the

Morgan Stanley & Co. Incorporated

MS Structured Asset Corp.

August 2, 2006

“Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.” This opinion letter is furnished pursuant to Section 4(c) of the Underwriting Agreement dated August 2, 2006 (the “Underwriting Agreement”) between the Depositor and the Underwriter. The Trust is organized under the laws of the State of New York, pursuant to the Trust Agreement, dated August 2, 2006 (the “Trust Agreement”), between LaSalle Bank National Association, as trustee (the “Trustee”) and the Depositor, which Trust Agreement, to the extent provided therein, incorporates by reference the Standard Terms referenced therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Trust Agreement.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Pricing Prospectus and the documents incorporated by reference therein;
(b)	the Final Prospectus and the documents incorporated by reference therein;
(c)	the Trust Agreement; and
(d)	the Units.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Depositor and such other instruments and other certificates of public officials, officers and representatives of the Depositor and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Depositor in the Standard Terms).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.            Assuming the Trust Agreement has been duly authorized, executed and delivered by each of the Trustee and the Depositor, the Trust Agreement is the valid and binding obligation of the Depositor enforceable against the Depositor in accordance with its terms.

2.            The Units, assuming that they have been duly and validly authorized, executed, and issued by the Trustee, authenticated as specified in the Trust Agreement and delivered to the Depositor, have been legally and validly issued, the holders of the Units will be entitled to the benefits of the Trust Agreement, and the Units are fully paid and nonassessable.

Morgan Stanley & Co. Incorporated

MS Structured Asset Corp.

August 2, 2006

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation (a) we have assumed that each other party to such agreement or obligation other than the Depositor has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the federal law of the United States of America, and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the Registration Statement and the related Pricing Prospectus and Final Prospectus under the caption “Validity of Units”. By giving such consent, we do not admit that we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Michael A. Mazzuchi
Michael A. Mazzuchi, a Partner

Filed pursuant to Rule 433

Registration Statement No. 333-101155

July 24, 2006

Relating to Preliminary Prospectus Supplement

dated July 20, 2006

Structured Asset Trust Unit Repackagings (SATURNSSM)

Structured Asset Trust Repackagings (SATURNS)

Callable Units, Series 2006-2 due March 1, 2098

($25 principal balance per Unit)

backed by

Cummins Engine Company,

5.65% Debentures due March 1, 2098

MS Structured Asset Corp.

Depositor

Offering Price:	$25.00 per Unit
Number of Units	1,020,400
Total principal amount of Units:	$25,510,000. We may increase the principal amount prior to the issue date, but we are not required to do so.
Pricing Date:	July 21, 2006
Issue Date:	August 2, 2006
Distributions:	7.375% payable semi-annually on a 30/360 day count basis.
Distribution Dates:	Each March 1 and September 1, with a short first coupon on September 1, 2006.
Maturity Date:	March 1, 2098
Payment at Maturity:	$25.00 principal amount of the Unit
Redemption / Call Features:

The Units are callable:

(1) At any time prior to August 2, 2011 (but not after March 1, 2093) in conjunction with self tender for the Underlying Security by the Underlying Security Issuer at a price of $26.50 per $25.00 Unit plus accrued interest, if any, or

(2) On any Business Day on or after August 2, 2011 (but not after March 1, 2093) with 15 to 60 calendar days notice at a price of $25 per $25 Unit plus accrued interest, if any, or

(3) At $25 plus accrued interest, if any, in conjunction with any Trust Wind Up Event

The securities are NOT redeemable at the option of the investor.

Expected Ratings on Units	Moody’s: Baa3, S&P: BBB-
Underlying Securities:	Cummins Engine Company, 5.65% Debentures due March 1, 2098
Underlying Securities Issuer:	Cummins Inc. (formerly known as Cummins Engine Company, Inc.)
Annual Trust Fees:	$4,000 for trustee fees, $2,000 for rating agency fees, $5,000 for listing fees
Fee payable to Expense Administrator on each Distribution Date:	$5,500
Underwriting Discount:	3.15%

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Underlying Securities Market Price:

The estimated market price of the underlying securities, as of July 18, 2006, is 74.166% of their principal amount (plus accrued interest), based on a reported price for an actual sale of the underlying securities which occurred on that date. The foregoing market price of the underlying securities does not reflect the cost of the warrants to the Unitholders, and is not intended to indicate the market value of the Units

Change of Maturity due to a Tax Event:

The maturity on the Underlying Securities may be shortened by the Underlying Security Issuer or its successor if the interest paid on the Underlying Securities loses its tax deductible status for Federal income tax purposes to a new maturity such that the said interest paid will regain tax deductible status for Federal income tax purposes, and the maturity of the Units would be correspondingly shortened to this new maturity.

Listing:	The depositor has applied to list the Units on the New York Stock Exchange, subject to meeting the applicable listing requirements.
CUSIP:	86360Y207
Underwriter	Morgan Stanley
Preliminary Prospectus Supplement:

The Preliminary Prospectus Supplement dated July 20, 2006, which is available through the EDGAR system on the SEC Web site and to which a link is set forth below. Capitalized terms used and not defined here have the meanings set forth in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Link to:

Preliminary Prospectus Supplement dated July 20, 2006 (including base Prospectus dated May 31, 2006)

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